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                                                              Exhibit 5 and 23.2


                                                 September 12, 2000


Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C. 20549


     Re:  BANK ONE CORPORATION
          Form S-3 Registration Statement
          -------------------------------


Ladies and Gentlemen:

     I am Chief Legal Officer and Secretary of BANK ONE CORPORATION, a Delaware corporation (the "Company"), and in such capacity, I, or members of my staff subject to my supervision, have represented the Company in connection with the preparation of the Company's Registration Statement on Form S-3 concurrently being filed with the Securities and Exchange Commission (the "Registration Statement") relating to up to 2,000,000 shares (the "Shares") of the Company's common stock, $0.01 par value per share, which may be offered and sold by the stockholders named in the Registration Statement.

     In rendering this opinion, I have reviewed such corporate records and other documents and have made such further examinations and inquiries as I have deemed necessary to enable me to express the opinions set forth herein. Based on the foregoing, I am of the opinion that the Shares have been validly issued and are legally authorized, fully paid and nonassessable.

     I am a member of the Bar of the State of Illinois, and I do not express any opinion herein concerning any law other than the law of the State of Illinois, the federal law of the United States and the Delaware General Corporation Law.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name whenever it appears in such Registration Statement, including the Prospectus and any Prospectus Supplement constituting a part hereof, as originally filed or as subsequently amended.

                                              Very truly yours,


                                              /s/ Christine A. Edwards